Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

November 4, 2013

Plum Creek Timber Company, Inc.

601 Union Street, Suite 3100

Seattle, Washington 98101

Re:	Plum Creek Timber Company, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Plum Creek Timber Company, Inc., a Delaware corporation (the “Company”), in connection with the public offering of 13,915,000 shares (the “Firm Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), including 1,815,000 shares of Common Stock (the “Option Shares” and, together with the Firm Shares, the “Securities”) pursuant to the Underwriters’ (as defined below) exercise in full of their option to cover over-allotments. The Company and Plum Creek Timberlands, L.P., a Delaware limited partnership (the “Partnership”) entered into an Underwriting Agreement, dated October 30, 2013, with Goldman, Sachs & Co. and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Securities.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinion stated herein, we have examined and relied on the following:

(i)	the registration statement on Form S-3 (File Nos. 333-178443 and 333-178443-01) of the Company and the Partnership, relating to the Securities and other securities of the Company and the Partnership filed with the Securities and Exchange Commission (the “Commission”) on December 12, 2011, under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (such registration statement, being hereinafter referred to as the “Registration Statement”);

Plum Creek Timber Company, Inc.

November 4, 2013

(ii)	the prospectus, dated December 12, 2011, which forms a part of and is included in the Registration Statement;

(iii)	the prospectus supplement, dated October 29, 2013, relating to the offering of the Securities, in the form filed by the Company pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act (the “Prospectus Supplement”);

(iv)	an executed copy of a certificate for the Company of José Quintana, Assistant Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(v)	a copy of the Company’s Restated Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of October 31, 2013, and certified pursuant to the Secretary’s Certificate;

(vi)	a copy of the Company’s Amended and Restated By-laws, as amended and in effect as of the date hereof, certified pursuant to the Secretary’s Certificate; and

(vii)	Copies of certain resolutions of the Board of Directors of the Company, adopted on May 7, 2013, and certain resolutions of the Pricing Committee thereof, adopted on October 28, 2013, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that (i) the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder, and (ii) the due authorization by all requisite action, corporate or

Plum Creek Timber Company, Inc.

November 4, 2013

other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties. In addition, we have assumed that the issuance and sale of the Securities do not violate, conflict with or constitute a default under (a) any agreement or instrument to which the Company is subject, (b) any law, rule or regulation to which the Company is subject (other than the DGCL, as defined below), (c) any judicial or regulatory order or decree of any governmental authority (other than those under the DGCL) or (d) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority (other than those under the DGCL). As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Securities have been duly authorized by all requisite corporate action on the part of the Company under the DGCL, and when the Securities are delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K, being filed on the date hereof, and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP